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                                                                  EXHIBIT (p)(6)

                             MONTAG & CALDWELL, INC.

                    CODE OF ETHICS AND STANDARDS OF PRACTICE

            As depicted in our Mission Statement (attached), Montag & Caldwell ("M&C") is an investment counseling firm dedicated to providing effective and proper professional investment management advice to its clients. Our firm's reputation is a reflection of our employees and their collective decisions. We select employees who meet the qualifications of experience, education, intelligence, judgment, and the highest standards of moral and ethical attitudes. Our responsibility to our clients is to provide unbiased, independent judgment. In this responsibility, we frequently have knowledge of a client's financial and personal situation, and this information must always be treated in the strictest of confidence.

            Each employee, and certain other individuals, are considered Access Persons since they have available to them information regarding the firm's investment decisions.

            To establish standards of practice and to avoid any misunderstanding by either M&C or our employees, there follows a statement of M&C's Code of Ethics and Standards of Practice. Every Access Person will subscribe to this Code. In addition, each Access Person is required to be familiar with and subscribe to the Code of Ethics and Standards of Professional Conduct of the CFA Institute (formerly the Association for Investment Management and Research (AIMR)), copies of which are available from the Chief Compliance Officer. In particular, Standard I: Fundamental Responsibilities states that members shall:

            A. Maintain knowledge of and comply with all applicable laws, rules and regulations (including the CFA Institute's Code of Ethics and Standards of Professional Conduct) of any government, governmental agency, regulatory organization, licensing agency, or professional association governing the members' professional activities.

            B. Not knowingly participate or assist in any violation of such laws, rules, or regulations.

            Listed below are specific areas of interest in which M&C's position is outlined for your understanding.

            Personal Securities Transactions - The General Statement of Policy - Personal Securities Transactions outlines the trading restrictions and reporting requirements in the handling of Access Persons' personal securities transactions. Compliance with these restrictions is expected to assure that transactions for clients come before those of Access Persons.

            Monitor Personal Securities Transactions - The Director of Trading will continuously review all trading activity as notification is received, and

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            document in writing all employee trades that are questionable.

            The Chief Compliance Officer will review trading activity quarterly.

            Outside Business and Other Interests - The Firm requires that an employee either presently involved in or considering an outside business interest with a profit or non-profit organization submit the details of this interest to the Management Committee. The Firm needs to be aware of employees' outside interests. We wish to avoid potential conflicts of interest to insure that clients' investment alternatives are not circumscribed and that there will be no detriment to our employees' performance with the Firm. We must also be concerned as to whether there could be any M&C liability either financially or through adverse publicity.

            An employee who seeks or is offered, a position as an officer, trustee, director, or is employed in any other capacity in an outside enterprise must have his participation approved by the Management Committee.

            Outside Directorship - It is against M&C's policy for employees to serve on the board of directors of a company whose stock could be purchased for M&C's advisory clients.

            Gifts and Entertainment - Personal gifts including, trips, favors, etc. of significant value, to employees of M&C are discouraged. Gratuitous trips and other significant favors offered to an employee should be reviewed with the Chief Compliance Officer and-or a another member of the Management Committee. Any entertainment must not be extravagant or excessive. In addition, all employees are subject to the provisions and requirements of the AAAM/Montag & Caldwell Gift and Entertainment Policy.

            The Use and Receipt of Inside Information - As presently determined by the courts and the Securities and Exchange Commission, inside information is material, non-public information. In defining inside information, generally it has had to meet the tests of materiality, non-public, known to be non-public, and be a factor in the decision to act. The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an employee believes he/she is in possession of inside information, he/she should not act on it or disclose it except to the Chief Investment Officer the Chief Compliance Officer, or a another member of the Management Committee. It should also be noted that the SEC views the term "material nonpublic information" to include an adviser's securities recommendations and client securities holdings and transactions in addition to that of issuers.

            Use of Source Material - Materials written by employees of M&C for distribution outside of the Firm or available to outside people (research reports, investment summaries, etc.) should be original information or include proper reference to sources. It is not necessary to reference publicly available

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            information.

            Privacy of Consumer Financial Information Policy - M&C takes the responsibility for protecting our clients' personal financial information very seriously. We are committed to maintaining the confidentiality of information collected in regards to our relationship with our clients. Each employee certifies that he/she understands and subscribes to the Privacy Rules Policy by signing this /Code of Ethics and Standards of Practice.

      GENERAL STATEMENT OF POLICY - PERSONAL SECURITIES TRANSACTIONS

            M&C is registered as an investment adviser with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940. M&C serves as investment adviser to: (a) private institutional and individual counsel clients, (b) ABN/AMRO Montag & Caldwell Growth and Balanced Funds, and (c) investment companies registered with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940 and other affiliated international investment companies. When used herein, the term "clients" includes any funds for which M&C may serve as adviser in the future and private counsel clients. Also, when used herein, the term Access Person includes employees of M&C, and all other individuals that have access to research material or obtain information regarding the purchase or sale of securities that are subject to restrictions outlined in this Code of Ethics. These individuals are required to adhere to the policies outlined herein.

            As investment adviser to its clients, M&C and each of its employees are in a fiduciary position. This requires that M&C act for the sole benefit of M&C's clients, and that each of its employees avoids those situations which may place or appear to place, the interest of the employee in conflict with the interests of the clients of M&C. Personal investments of employees must be made in light of this standard.

            This Code of Ethics and Standards of Practice has been developed to guide employees of M&C in the conduct of their personal investments. In those situations where individuals may be uncertain as to intent or purpose of this Statement of Policy, they are encouraged to consult with the Chief Compliance Officer, in order to insure the protection of M&C's clients. The Chief Compliance Officer may under circumstances that are considered appropriate, or after additional consultation with the Management Committee, grant exceptions to the General Statement of Policy when he/she is satisfied that the interests of M&C's clients will not be thereby prejudiced. All questions should be resolved in favor of the interest of the clients even at the expense of the interest of the Firm's employees. The Management Committee will satisfy themselves as to the adherence to this policy through periodic reports from the Chief Compliance Officer.

1.    APPLICATION OF THE STATEMENT OF POLICY

      1.1   EMPLOYEES

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            The provisions of this Statement of Policy apply to every security transaction, in which an Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of other individuals who reside with him or her although there could be other individuals that meet the criteria of beneficial interest and control. However, if a family member is a fee-paying client, the account will be exempt from these provisions.

            A person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he obtains or may obtain therefrom benefits substantially equivalent to those of ownership.

            One does not derive a beneficial interest by virtue of serving as a trustee or executor unless he or she, or a member of his or her immediate family, has a vested interest in the income or corpus of the trust or estate. When an Access Person does serve in such capacity, he should at all times avoid conduct in conflict with the interest of clients of M&C.

      TRADING PROCEDURES

            As a guide to compliance with this Statement, if an Access Person is considering trading in a security, he/she must first check the Restricted Stock List. A security is placed on this list when M&C's Research Department is considering or recommends a security for a "security allocation of all client accounts". Securities that are placed on the Restricted Stock List due to recommendations enacted for client portfolios will remain on the list for at least seven days after the completion of all orders for client portfolios. Access Persons may be prohibited from trading in the security within seven days prior to a security allocation change. It will be the responsibility of the Chief Compliance Officer or, in his or her absence, a member of the Management Committee to determine if the seven day period may be waived using the standard discussed in the General Statement of Policy. Any such waiver will be documented in writing. The Restricted Stock List could include securities that are currently held in client portfolios, but only if Research is considering a security allocation change, i.e., increasing the position or eliminating a portion or all of a position. An Access Person may not trade in a security which is on the Restricted Stock List, and a copy of the Restricted Stock List must be attached to any order submitted by an employee to Trading.

            All personal securities transactions with the exception of the SECURITIES NOT SUBJECT TO RESTRICTIONS must be executed through M&C's trading desk.

            The client portfolios managed by M&C include the same securities, those of approximately 35-40 large cap companies. The exception would be securities that are executed at the client's request.

            SECURITY ALLOCATION is - prompted by a decision recommended by the Research

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      Department and approved by the portfolio managers and/or the Investment
      Policy Group, to take an initial position in a security across all client accounts, to eliminate a security position from all client accounts, or to decrease or increase a security position across all client accounts. An Access Person is not allowed to trade in any security that is being considered, or is in the process of a security allocation, for seven days before or after the recommended action is completed.

            SECURITY REALLOCATION is - prompted by a client's action to add funds for investment or to withdraw funds for a specific need from an existing client account. If funds are added, the portfolio manager will rebalance the client's account to determine what percentage of each security is needed to invest the additional funds, or what percentage of each security should be sold to create funds for withdrawal from the client's account. Since M&C does not always receive advance notice of these requests, our Code will allow access persons to trade in securities, held in client portfolios, as long as they do not appear on the Restricted Stock List and there are no unexecuted client trade orders in Trading at the time the Access Person's trade is sent to Trading.

            INITIAL SECURITY ALLOCATION is - prompted by Montag & Caldwell's receipt of a new client's initial assets for investment. However, the same rule applies, that if Trading has client orders on the trading desk, Access Person's trade orders will not be processed until the client orders have been executed.

            Access Persons are required to place through the M&C trading desk ALL PERSONAL ORDERS to buy or sell securities with the exception of mutual funds and money market instruments so that the desk can coordinate the execution of client versus employee personal transactions. All securities broadly held in client accounts are large cap securities.

            It is a requirement that each Access Person arrange to have duplicate confirmations sent to the attention of the Director of Trading FROM THE BROKER on all transactions in all accounts covered by this Statement of Policy.

2.    TRADING POLICIES

            Security transactions in accounts over which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not subject to restriction; but M&C must be notified of such accounts (see last paragraph of Paragraph 4.5). Likewise, security transactions in accounts over which an Access Person has control but no beneficial interest are not subject to restriction although M&C must be notified of such accounts also. Additionally, it is the responsibility of all Access Persons to notify the Director of Trading of all scheduled transactions in mutual funds for which M&C serves as investment adviser as well as any subsequent modifications to the scheduled transactions.

      2.1   SECURITIES NOT SUBJECT TO RESTRICTIONS.

      Exempt from the restrictions hereof are:

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            -     Purchases or sales of shares of mutual funds WITH THE
                  EXCEPTION OF purchases or sales of shares of the ABN AMRO/M&C Growth or Balanced Funds or any ABN AMRO affiliated funds or any other funds for which Montag & Caldwell serves as the investment adviser; (The excepted group of funds will be subject to reporting requirements only and not to the execution requirements.)

            - Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer.

            - Purchases of Certificates of Deposits and other money market instruments and money market funds.

      2.2   SECURITIES SUBJECT TO RESTRICTIONS.

            No Access Person shall directly or indirectly initiate, recommend, or in any way participate in the purchase or sale of any security in which he/she has or by reason of such transaction acquires any beneficial interest if such security is on the Restricted Stock List.

3.    OTHER TRADING POLICIES

      3.1   OPTIONS

            Executions of put or call options will meet the same criteria as
      Section 2.2 for the underlying security.

      3.2   DEALINGS WITH CLIENTS

            No Access Person may, directly or indirectly, sell to or purchase from a client of M&C any security with the exception of securities issued by a client.

      3.3   MARGIN ACCOUNTS

            While brokerage margin accounts are discouraged, an Access Person may open or maintain a margin account for the purchase of securities only with brokerage firms with which such Access Person has maintained a regular brokerage account for a minimum of six months.

      3.4   NEW ISSUES ( IPO )

            In view of the potential for conflicts of interest to M&C's broker relationships, Access Persons are also discouraged from acquiring securities which are part of public offerings (especially of common stocks). Access Persons may purchase securities, which are the subject of an underwritten new issue only when the following conditions are met:

            - In no event where such securities are being considered for client

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            accounts.

            - If the above does not apply, purchases can be made only if PRIOR APPROVAL has been given by the Trading Compliance Officer.

      3.5   PRIVATE PLACEMENTS

            No Access Person shall purchase any security, which is the subject of a private offering unless PRIOR APPROVAL has been obtained from the Trading Compliance Officer.

      3.6   SHORT SALES

            Access Persons are prohibited from selling any security short which is held broadly in client portfolios, except that short sales may be made 'against the box' for tax purposes. Short sales executed by employees must also comply with the other restrictions of Section 2.

      3.7   BONDS (CORPORATE AND MUNICIPAL).

            On purchases and sales of $50,000 principal value or greater, personal transactions in a bond shall not be executed prior to the fulfillment of client needs with the same stated investment objectives.

4.    REPORTING REQUIREMENTS

      4.1   M&C'S OBLIGATION

            Under Rule 204-2(a) (12) & (13), M&C is required to maintain a record of every transaction in a security, by which any employee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except transactions effected in any account over which the employee has no direct or indirect control.

            Rule 204A-1 and under the amendment to Rule 17-j1, M&C is required to certify that it has adopted procedures reasonably necessary to prevent Access Persons from violating the investment adviser's Code of Ethics. In addition to a record of every transaction in a security, M&C is required to maintain a record of the Access Person's holdings report.

      4.2   ACCESS PERSON'S OBLIGATION

            Transactions in securities in which the Access Person has, or by reason of such transaction acquires, indirect or direct beneficial ownership, subject to the exceptions of Rule 204-2 as stated above, are required to be filed with the Director of Trading.

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            Every Access Person must provide an initial holdings and an annual holdings report and verify quarterly the securities transactions that were executed during the prior quarter.

      4.3   INITIAL HOLDINGS REPORT

            Every Access Person must provide the Treasurer with an initial holdings report no later than 10 days after the person becomes an Access Person. This report must include:

            - A list of securities including the title and number of shares or principal amount of each covered security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

            - The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person;

            -     The date the report is submitted by the Access Person.

      4.4   ANNUAL HOLDINGS REPORT

            Annually, no later than January 20th of each year, the Access Person must provide the Treasurer the following information which must be current as of a date no more than 45 days before the report is submitted -

            - A list of securities including the title and number of shares or principal amount of each covered security in which the Access Person has any direct or indirect beneficial ownership;

            - The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

            -     The date the report is submitted by the Access Person.

      4.5   QUARTERLY TRANSACTION REPORTS

            Every Access Person must review a list of all transactions on record with the Director of Trading quarterly, no later than 10 days after the end of a calendar quarter, and sign a statement attesting that the review covers all transactions for the stated time period in all accounts covered by this Statement of Policy. The quarterly report must include the following -

            - The covered security in which the Access Person had any direct or indirect beneficial ownership;

            - The date of the transaction, title and number of shares or principal amount, and the interest rate and maturity date (if applicable) of each covered security involved;

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            -     The nature of the transaction (i.e., purchase or sale);

            - The price of the covered security at which the transaction was effected;

            - The name of the broker with which the transaction was effected;

            -     The date the report is submitted by the Access Person.

            It is the policy of M&C that Personal Securities Trading Reports be submitted quarterly by all Access Persons whether or not securities transactions have occurred in their accounts during the period.

            It is also the policy of M&C to require that an employee provide to the Treasurer on a quarterly basis information as to any new account, opened during the prior quarter, in which securities are held either for the direct or indirect benefit of the Access Person. The information would include the name of any broker, dealer or bank, the date the account was established and the date the report is submitted.

            If an Access Person claims to be exempt from the reporting requirements with respect to any account in which he/she has direct or indirect beneficial ownership, but over which he/she has no direct or indirect control in the management process, he should so advise M&C by letter addressed to the Chief Compliance Officer, reciting the name of the account, the persons or firms responsible for its management, and the fact relied on in concluding that the employee has no direct or indirect control.

5.    PRIOR CLEARANCE AND EXECUTION OF SECURITIES TRANSACTIONS

            It will be the responsibility of the Research Department to determine for purposes of the application of the restrictions of sub-paragraphs 2.2 those securities being "considered" in accordance with guidelines developed by the Director of Research.

            As a result of such determination a Restricted Stock List, based on current and upcoming recommendations of securities for purchase or sale, is made accessible to all employees through an Intranet system. This restricted list must be reviewed prior to placing an order and then attached to an employee's order.

6.    RETIRED EMPLOYEES

            Retired employees may continue to receive investment research information from M&C only so long as they agree to abide by and be subject to the Statement of Policy, including the Trading Procedures and Trading Policies set forth in Sections 1, 2 and 3 hereof and the Reporting Requirements of Section 4.

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7.    SANCTIONS

            M&C will require each Access Person to read and sign annually the Code of Ethics and Standard of Practice.

            Strict compliance with the provisions of this Statement of Policy shall be considered a basic provision of employment with M&C. An Access Person will be required to reverse a trade that violates this Code and to cover any loss incurred, or surrender any profit realized, from any transaction in violation of such provisions. It will be the responsibility of the Chief Compliance Officer or the Management Committee to approve the manner in which any surrendered profit is handled. In addition, any breach of such provisions may constitute grounds for dismissal from employment with M&C.

            Access Persons are urged to consider the reasons for the adoption of this Statement of Policy. M&C's reputation for fair and honest dealing with its clients, the Securities and Exchange Commission, and the investment community in general has taken many years to build. This standing could be seriously damaged as the result of even a single transaction considered questionable in light of the fiduciary duty M&C owes to its clients. Access Persons are urged to seek the advice of the Chief Compliance Officer when they have questions as to the application of this Statement of Policy to their individual circumstances, and Access Persons are required to report any violations of the Code of Ethics promptly to the Chief Compliance Officer.

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EMPLOYEE - MONTAG & CALDWELL, INC.

I have read the above Standards of Practice of Montag & Caldwell, Inc. and subscribe to them.

__________________________________                     ___________________
Signature                                              Date

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SEC PROPOSED RULE 206(4)-5 "PAY TO PLAY PROHIBITION"

I (did) (did not) make contributions, during the past year, to a government official that includes an incumbent, candidate or successful candidate for elective office of a government entity, or an appointee of the office, that is directly or indirectly responsible for, or can influence the outcome of the selection of an investment adviser.

Contributions to:

           __________________________________________

           __________________________________________

In the amount of:  $________________

__________________________________________             ___________________
Signature                                              Date

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                                MISSION STATEMENT

        MONTAG & CALDWELL HAS LONG SOUGHT TO PROVIDE SUPERIOR INVESTMENT
             RETURNS AND THE HIGHEST QUALITY SERVICE TO OUR CLIENTS

        AS INVESTMENT ADVISORS, OUR MISSION HAS BEEN AND CONTINUES TO BE:

        TO PROVIDE EXCELLENT CLIENT SERVICE AND TO RETAIN EVERY CLIENT OF
                MONTAG & CALDWELL THAT WE CAN SERVE BENEFICIALLY

      TO MAINTAIN HIGH STANDARDS OF ETHICS IN ALL OUR RELATIONSHIPS AND TO
              COMPLY FULLY WITH ALL APPLICABLE LAWS AND REGULATIONS

        TO ADD VALUE THROUGH OUR STRONG COMMITMENT TO PRODUCING SUPERIOR
                       INVESTMENT RESULTS FOR OUR CLIENTS

        TO BE A FORWARD-LOOKING, PRODUCTIVE FIRM THAT PLANS, EXECUTES AND
                         MANAGES ITS AFFAIRS EFFECTIVELY

            TO PROVIDE A WORKING ENVIRONMENT THAT MAXIMIZES EMPLOYEE SATISFACTION, OFFERS CAREER SECURITY AND GROWING OPPORTUNITIES, ENHANCES THE PRODUCTIVITY OF THE FIRM IN TOTAL AND ENABLES OUR
                       STAFF TO REACH THEIR PERSONAL GOALS

            TO GROW OUR BUSINESS IN A RATIONAL AND CONTROLLED MANNER.

April 5, 2004 - Amended

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